AdvisorShares Trust
EXHIBIT TO ITEM 77Q(1)(e)
AMENDMENT TO
ADVISORSHARES ADVISORY AGREEMENT

	THIS AMENDMENT is made as of the 1st day of November 2015 to the Advisory Agreement dated June 2, 2009 (the "Agreement") by and between AdvisorShares Investments, LLC (the "Adviser") and AdvisorShares Trust (the "Trust").

	WHEREAS, the parties desire to update Schedule A to the Agreement;

	NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

(1)  Schedule A, amended as of June 25, 2014, to the
Agreement is hereby replaced with Schedule A, amended as of November 1, 2015 and attached hereto; and

(2) All other terms and conditions of the Agreement remain in full force and effect and are incorporated herein by reference.

	IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date set forth above.

ADVISORSHARES TRUST,
on behalf of each of its series set forth on Schedule A


/s/ Dan Ahrens
Name: Dan Ahrens
Title: Treasurer and Secretary


ADVISORSHARES INVESTMENTS, LLC


/s/ Dan Ahrens
Name: Dan Ahrens
Title: Managing Director






SCHEDULE A
 Amended as of November 1, 2015
to the
ADVISORY AGREEMENT
Dated June 2, 2009
Between
ADVISORSHARES TRUST
and
ADVISORSHARES INVESTMENTS, LLC

The Trust will pay to the Adviser, as compensation for the Adviser's services rendered, a fee computed daily at an annual rate based on the average daily net assets of the respective
Fund in accordance with the following fee schedule:

Fund
Rate

WCM/BNY Mellon Focused Growth ADR ETF
0.75%

Peritus High Yield ETF
1.10%

Ranger Equity Bear ETF
1.50%

Morgan Creek Global Tactical ETF
0.90% on the first $250,000,000
of average daily net assets of
the Fund; 0.80% on the next
$750,000,000 of average daily
net assets of the Fund; 0.70% on
the next $4,000,000,000 of
average daily net assets of the
Fund; and 0.60% on average daily
net assets of the Fund in excess
of $5,000,000,000

Madrona Domestic ETF
0.80%

Madrona International ETF
0.80%

Madrona Global Bond ETF
0.50%

Meidell Tactical Advantage ETF
1.20%

TrimTabs Float Shrink ETF
0.99%

Global Echo ETF
1.10%*

STAR Global Buy-Write ETF
1.35%

QAM Equity Hedge ETF
1.00%

EquityPro ETF
0.80%

Newfleet Multi-Sector Income ETF
0.65%

Gartman Gold/Euro ETF
0.55%

Gartman Gold/Yen ETF
0.55%

Sage Core Reserves ETF
0.30%

Treesdale Rising Rates ETF
1.15% on the first $250,000,000
of average daily net assets of
the Fund; 1.05% on the next
$750,000,000 of average daily
net assets of the Fund; and
0.95% on average daily net
assets of the Fund in excess of
$1,000,000,000

YieldPro ETF
0.80%

Market Adaptive Unconstrained Income ETF
0.90%

Athena High Dividend ETF
0.80%

Pacific Asset Enhanced Floating Rate ETF
0.95%


*
As part of its agreement with the Trust, the Adviser has contractually agreed to pay all operating expenses of the Fund, including transfer agency, custody, fund administration, legal, audit and other services, except management fees, interest expense, taxes (expected to be de minimis), brokerage commissions and other expenses connected with execution of portfolio transactions, Acquired Fund Fees and Expenses, short dividend expenses, expenses of the Independent Trustees (including any Trustees' counsel fees), and extraordinary expenses.


New funds and advisory fee changes appear in bold; fund name changes appear in italics.